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                                                                    EXHIBIT 3.1

                           CERTIFICATE OF FORMATION
                                      OF
                            EBS LITIGATION, L.L.C.

  The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

  FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is EBS Litigation, L.L.C.

  SECOND: The address of the registered office of and the name and the address of the registered agent for service of process on the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

                                     * * *

  This Certificate of Formation shall become effective at 10:00 a.m., Delaware time (the "Effective Time") on September 25, 1997, and shall not become effective until such time. The limited liability company shall be formed as of the Effective Time.

Executed on September 22, 1997.

                                               /s/ David B. Cooper, Jr.
                                          -------------------------------
                                          David B. Cooper, Jr., Authorized
                                           Person